                                                                   EXHIBIT 99.10

                            ASSET PURCHASE AGREEMENT



                                    Between



                               ATI CENTERS, INC.

                                   as Seller,



                              JOHN A. BENNETT, M.D.
                                and NANCE DIROCCO,

                                as Stockholders,



                              ATI RESOURCES, INC.

                                   as Buyer,



                        AMERICARE HEALTH SERVICES, INC.

                                 as Contractor,


                                      and


                            MEDICAL RESOURCES, INC.

                              as Limited Guarantor
                                   dated as of



                                         March 7, 1997

                            ASSET PURCHASE AGREEMENT
                            ------------------------



          This ASSET PURCHASE AGREEMENT (hereinafter referred to as "Agreement") is made and entered into this 7th day of March, 1997, between and among ATI CENTERS, INC., a Pennsylvania corporation, with an office at 900 East 8th Avenue, Suite 200, King of Prussia, Pennsylvania 19406 (hereinafter referred to as "Seller"), JOHN A. BENNETT, M.D. and NANCE DIROCCO, his wife, residing at 1020 Indian Creek Road, Wynnewood, Pennsylvania 19096 (hereinafter referred to as the "Stockholders"), ATI RESOURCES, INC., a Delaware corporation with an office at 155 State Street, Hackensack, New Jersey 07601 (hereinafter referred to as "Buyer"), AMERICARE HEALTH SERVICES, INC., a Pennsylvania corporation with an office at 900 East 8th Avenue, Suite 200, King of Prussia, Pennsylvania 19406 (hereinafter referred to as the "Contractor") and MEDICAL RESOURCES, INC., a Delaware corporation, with an office at 155 State Street, Hackensack, New Jersey 07601 (hereinafter referred to as the "Limited Guarantor").


                                R E C I T A L S

     WHEREAS, Seller owns and manages the diagnostic imaging centers (each a "Center" and collectively "Centers") described in Schedule 1.0 annexed hereto,
                                                  ------------
and Seller owns or has the right to use the assets, properties, business and goodwill relating to the Centers (the "Business"); and

     WHEREAS, Buyer desires to acquire the Business and substantially all of the properties and assets of Seller used or held for use in connection with the Business, and Seller desires to sell the Business and transfer such properties and assets to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, the Stockholders own all of the outstanding capital stock of the Seller;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Seller and Buyer agree as follows:

                                   ARTICLE 1

                       SALE OF ASSETS AND PURCHASE PRICE

     1.1 Sale and Purchase of Assets.  On the basis of the representations,
         ---------------------------
warranties, covenants and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.2 hereof), Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens (as defined in Section 2.5(b) hereof) except as otherwise contemplated and stated herein in Section 2.5(b), all of the assets of the Business associated with the Centers, other than the assets listed on Schedule 1.1 (the "Excluded Assets")), including, without
                 ------------
limitation, all machinery, equipment, furnishings and personal property (except cash on hand) used or held for use exclusively or primarily in the Business, as set forth on Schedule 2.5(A) hereto (the Business and all of the foregoing,
             ---------------
excepting only the Excluded Assets, being hereinafter referred to as the "Purchased Assets"). As used herein, the term "Purchased Assets" shall also include, without limitation, the following:

     (a) all warranties and claims or potential claims against Seller's suppliers or lessors with respect to any assets included in the Purchased Assets to the extent said warranties and claims may be assignable; and

     (b) all names, trademarks, contractual rights, telephone numbers, Licenses (as defined in Section 2.6), market information, operational procedures, books and records, business and good will of Seller relating to the Business and the Purchased Assets; and

     (c) the rights to any and all contracts and agreements which Buyer elects to assume and have the Seller assign to it (the "Assumed Contracts") by notifying the Seller in writing and identifying such contracts and agreements no less than three days prior to Closing (any agreement not so identified by Buyer shall be retained by Seller and no obligation thereof will be assumed by the Buyer) and any of Seller's rights to any deposits and prepaid items associated with such assigned contracts and agreements; and

     (d) in addition, as an integral part of the Purchased Assets and which Buyer is relying on in entering into this Agreement, the restrictive agreements that Seller and the Stockholders shall herein agree to in Article 8.

     1.2 Closing Date.   The purchase and sale of the Business and the Purchased
         ------------
Assets (the "Closing") shall take place on or before April 9, 1997 at the offices of McCarter & English, Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07101 at 10:00 a.m. New Jersey time or as soon thereafter as all of the conditions specified in Articles 5 and 6 of this Agreement shall be satisfied or waived, or at such other place or time or on such other date as

Seller and Buyer may agree upon in writing (such date and time being hereinafter called the "Closing Date").

     1.3 (a) Purchase Price.  As consideration for the Purchased Assets, Buyer
             --------------
shall pay to Seller in immediately available funds the sum of Twelve Million Nine Hundred Thousand Dollars ($12,900,000) (subject to clause (b) below) (the "Purchase Price").
----------------

          (b) Post-Closing Date Adjustments.  The Purchase Price shall be
              -----------------------------
subject to the following:

     (i) Pre-Tax Net Income (other than Absecon).
         ---------------------------------------

     (A) Within sixty (60) days after the twelve (12) month period following the Closing Date, Buyer shall prepare a statement of Pre-Tax Net Income (as defined in (iii) below) (the "Statement") attributable to the Centers other than the Center located at Absecon, New Jersey ("Absecon Center").

     (B) Buyer shall deliver promptly the Statement to the Seller. If Seller shall not object to the Statement within thirty (30) days following receipt of the Statement, the Statement shall be deemed accepted by Seller. If Seller shall object to the Statement, such objection shall be made in writing and delivered to Buyer no later than thirty (30) days following Seller's receipt of the Statement. If such objection is made, an "agreed upon procedures" review of the Statement shall be conducted and completed by Coopers & Lybrand, LLP ("Coopers & Lybrand") no later than thirty (30) days following Coopers & Lybrand's receipt of such Statement. If Coopers & Lybrand determines, following completion of its review, that the Statement should be adjusted, the Statement shall be so adjusted and shall be deemed accepted by both parties, as adjusted. The cost of Coopers & Lybrand's review shall be borne by Buyer if Coopers & Lybrand determines that the Statement should be adjusted by more than 10%. The cost of Coopers & Lybrand's review shall be borne by Seller if Coopers & Lybrand determines that the Statement should be adjusted by less than 10%.

     (C) In the event Pre-Tax Net Income attributable to the Centers other than the Absecon Center as reflected on the Statement (as adjusted, if applicable) exceeds $2.5 million, Buyer shall pay to Seller within thirty (30) days following final completion of the Statement (as adjusted, if applicable) additional cash consideration as follows:

               (i) If Pre-Tax Net Income is more than $2.5 million but not more than $2.6 million, Buyer shall pay to Seller $250,000;


               (ii) if Pre-Tax Net Income is more than $2.6 but not more than $2.7 million, Buyer shall pay to Seller $500,000;

               (iii) if Pre-Tax Net Income is more than $2.7 million but not more than $2.8 million, Buyer shall pay to Seller $750,000;


               (iv) if Pre-Tax Net Income is more than $2.8 million but not more than $2.9 million, Buyer shall pay to Seller $1,000,000;


               (v) if Pre-Tax Net Income is more than $2.9 million but not more than $3.0 million, Buyer shall pay to Seller $1,250,000; and


               (vi) if Pre-Tax Net Income is more than $3.0 million, Buyer shall pay to Seller $1.5 million.



     (D) No Purchase Price adjustment shall be required if Pre-Tax Net Income is less than $2.5 million.


     (ii) Absecon Center.
          --------------


     (A) Within sixty (60) days after the twelve (12) month period following the date on which the Absecon Center becomes fully operational and continuously open to the public for the performance of diagnostic imaging services, Buyer shall prepare a statement of Annualized Pre-Tax Net Income (as defined in (iii) below) attributable to the Absecon Center (the "Absecon Statement").

     (B) Buyer shall deliver promptly the Absecon Statement to the Seller. If Seller shall not object to the Absecon Statement within thirty (30) days following receipt of the Absecon Statement, the Absecon Statement shall be deemed accepted by Seller. If Seller shall object to the Absecon Statement, such objection shall be made in writing and delivered to Buyer no later than thirty (30) days following Seller's receipt of the Absecon Statement. If such objection is made, an "agreed upon procedures" review of the Absecon Statement shall be conducted and completed by Coopers & Lybrand no later than thirty (30)days following Coopers & Lybrand's receipt of such statement. If Coopers & Lybrand determines, following completion of its review, that the Absecon Statement should be adjusted, the Absecon Statement shall be so adjusted and shall be deemed accepted by both parties, as adjusted. The cost of Coopers & Lybrand's review shall be borne by Buyer if Coopers & Lybrand determines that the Absecon Statement should be adjusted by more than 10%. The cost of Coopers & Lybrand's review shall be borne by Seller if Coopers & Lybrand determines that the Absecon Statement should be adjusted by less than 10%.

     (C) Within thirty (30) days following final completion of the Absecon Statement (as adjusted, if applicable), Buyer shall pay to Seller additional cash consideration in an amount equal to the product of (i) Annualized Pre-Tax Net Income multiplied by (ii) 3.2.

     (iii)  Definition of Pre-Tax Net Income; Annualized Pre-Tax Net Income.
            ---------------------------------------------------------------

     (A) For purposes of this Agreement, "Pre-Tax Net Income" shall mean net income before income taxes for the twelve (12) month period following the Closing Date attributable to the Centers other than the Absecon Center, as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied; provided, however, that for purposes of determining Pre-
                      --------  -------
Tax Net Income, corporate overhead of Buyer allocated to the Centers other than the Absecon Center shall not exceed six hundred thousand dollars ($600,000).

     (B) For purposes of this Agreement, "Annualized Pre-Tax Net Income" shall mean net income before income taxes attributable to the Absecon Center, calculated on an annualized basis utilizing only the last six (6) months of the twelve (12) month period following the date on which the Absecon Center becomes fully operational and continuously open to the public for the performance of diagnostic imaging services; provided, however, that for purposes of determining
                             --------  -------
Annualized Pre-Tax Net Income, corporate overhead of Buyer allocated to the Absecon Center shall not exceed one hundred thousand dollars ($100,000).

          (c) Allocation of Purchase Price.  The Seller and the Buyer agree to
              ----------------------------
allocate the Purchase Price in accordance with IRC

Section 1060. Such allocation shall be agreed to by the Seller and the Buyer within 30 days of the Closing Date. In addition, the Seller and the Buyer hereby agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under IRC Section 1060.

          1.4  Liabilities.  Buyer shall not assume or be bound by any duties,
               -----------
responsibilities, obligations or liabilities of Seller, the Stockholders, the Business or the Centers of any kind or nature, known, unknown, contingent or otherwise (including, without limitation, any benefit plan maintained by Seller, any trade payables, any professional fees, any malpractice, liability or other claims, arising from any facts or circumstances or action or inaction occurring prior to the Closing Date or any obligations relating to contracts or agreements not assumed by Buyer), except as specifically set forth on Schedule 1.4 annexed
                                                           ------------
hereto. Without limiting the generality of the foregoing, it is expressly agreed that Buyer does not assume, undertake or accept any debts, duties, obligations, responsibilities or liabilities of Seller, the Stockholders, or any of their respective Affiliates with respect to: (a) Seller's, the Stockholders', and/or any of their respective Affiliates' Provider Participation Agreement(s) with the federal Medicare Program ("Participation Agreements"), including without limitation, any debt, liability or obligation of Seller, the Stockholders, and/or any of their respective Affiliates of any kind or nature, whether absolute, accrued, contingent or otherwise, which arise under or in connection with the Participation Agreements; and (b) any liability or obligation of Seller, the Stockholders, and/or any of their respective Affiliates for any overpayment, discount, refund, adjustment or penalties ("Overpayment") in connection with Medicare, Medicaid or any other reimbursement program or third party payer based upon or relating to services provided by the Seller, the Stockholders, and/or any of their respective Affiliates on or before the Closing Date. All of the foregoing liabilities retained by Seller and the Stockholders are herein referred to as "Retained Liabilities" and such liabilities expressly assumed by Buyer in Schedule 1.4 are herein referred to as "Assumed Liabilities." Seller and the Stockholders hereby agree to indemnify and hold Buyer harmless against all Retained Liabilities.

          1.5  Additional Closing Date Deliveries and Actions.
               ----------------------------------------------

          (a) On the Closing Date, Seller shall (i) deliver, or execute and deliver, to Buyer (w) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased
                                         ---------
Assets, (x) all evidences of consent, waiver or approval obtained by Seller in respect of the Purchased Assets or the consummation of the transactions contem-plated by this Agreement, (y) all of the documents, instruments and opinions contemplated to be delivered by Seller to Buyer on the Closing Date pursuant to
Article 5 hereof, and (z) all such other bills of sale, assignments and other instruments of transfer or conveyances as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the retention by Seller and the Stockholders of the Retained Liabilities and (ii) take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession and control and provide Buyer with the benefits of the Purchased Assets and the Business. All of the documents described in (w) through (z) hereof are hereinafter referred to as "Seller's Closing Documents".
                                                   --------------------------

          (b) On the Closing Date, Buyer shall (i) deliver, or execute and deliver, to Seller (x) the Purchase Price (without adjustment), (y) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased Assets, and (z) all of the
          ---------
documents, instruments and opinions contemplated to be delivered by Buyer to Seller on the Closing Date pursuant to Article 6 hereof, and (ii) take all steps and actions as may be reasonably necessary to effectuate the transactions contemplated hereby. All of the documents described in (x) through (z) hereof are hereinafter referred to as "Buyer's Closing Documents" and, collectively
                                -------------------------
with Seller's Closing Documents, the "Closing Documents".
                                      -----------------
          1.6  Consents, Waivers and Further Assurances.
               ----------------------------------------

          (a) From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered to Buyer such other instruments of assignment, conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary more effectively to convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets.

          (b) With respect to any properties or assets sold hereunder that cannot be physically delivered to Buyer because they are in the possession of third parties, or otherwise, Seller and the Stockholders shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to Buyer, that all right, title, and interest therein have been vested in Buyer and that the same are to be held for Buyer's exclusive use and benefit.

          1.7  Termination.  Anything contained in this Agreement to the
               -----------
contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date: (a) by the mutual written agreement of Buyer and Seller; or (b) by Buyer or Seller in the event of any material breach by the other party of any of its agreements to be performed prior to the Closing or of any representations or warranties contained herein prior to Closing; or (c) subject to the provisions of Section 4.3 hereof, by either Buyer or Seller if the Closing has not occurred on or before May 30, 1997 (provided, however,that if the party seeking to terminate
      --------  -------
this Agreement pursuant to this clause (c) has failed to use good faith and best efforts to bring about the Closing, that party shall not have the right to terminate the Agreement pursuant to this clause), or such later date as may be agreed upon in writing by Seller and Buyer or may result from the operation of the provisions of Section 4.3 (the
"Termination Date").  Notwithstanding any such termination, the provisions of
-----------------
Section 8.1 of this Agreement shall remain in full force and effect and no such termination shall be deemed to constitute a release or waiver by either party of any claim against the other party hereto based on any breach by such party of its agreements or its representations and warranties contained herein.



                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

                           OF SELLER AND STOCKHOLDERS

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and the Stockholders, jointly and severally, represent and warrant to Buyer and agree as follows:

          2.1  Organization and Qualification.  Seller is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania , and is duly qualified as a foreign corporation in all jurisdictions in which the ownership of its assets or the conduct of its business makes such qualification necessary. Seller has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted. Seller has no subsidiaries.

          2.2  Authority to Effect Transactions.  (a)  Seller and the
               --------------------------------
Stockholders have all requisite power and authority to execute, deliver and perform this Agreement and all of Seller's Closing Documents. All necessary corporate action (including, without limitation, action by stockholders) on the part of Seller has been duly taken to authorize the execution, delivery and performance by Seller of this Agreement and all of Seller's Closing Documents. This Agreement has been duly authorized, executed and delivered by Seller, has been duly executed and delivered by the Stockholders, and is the legal, valid and binding obligation of Seller and the Stockholders, enforceable against Seller and the Stockholders in accordance with its terms. Each of Seller's Closing Documents has been duly authorized by Seller and, upon execution and delivery by Seller, as contemplated hereby, will be the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (b) Except as set forth in Schedule 2.2(B) hereto, (i) no consent,
                                     ---------------
authorization, approval, order, license, certificate, permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or License (as defined in Section 2.6) to which Seller or the Stockholders are a party or by which it or they are bound or to which any of the Purchased Assets is subject, is required for the execution, delivery or performance by Seller or the Stockholders of this Agreement or any of Seller's Closing Documents or the consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance of this Agreement or any of Seller's Closing Documents nor the consummation of the transactions contemplated hereby or thereby (v) conflicts with or will conflict with, or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (w) constitutes or will constitute a default under, (x) results or will result in the creation of any Lien except for Permitted Liens (as defined in Section 2.5(b) hereof) upon the Purchased Assets pursuant to, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) Seller's organizational documents and agreements, each as amended to date, (B) any law, statute, rule, regulation, order, award, judgment or decree to which Seller, any of the Stockholders or any of the Purchased Assets is subject or (C) any contract, agreement, instrument, lease or License to which Seller or any of the Stockholders is a party or by which it is bound.

          2.3  Financial Statements.  Seller has delivered to Buyer true and
               --------------------
correct copies of the following: audited balance sheet of Seller and unaudited balance sheets of each of the Centers as of December 31, 1994 and December 31, 1995; the unaudited balance sheet of Seller and each of the Centers as of December 31, 1996; the audited statement of operations and statement of cash flows of Seller and unaudited statements of operations and statements of cash flows of each of the Centers for each of the last two fiscal years; and the unaudited statement of operations and statement of cash flows of Seller and each of the Centers for the year ended December 31, 1996. Each such balance sheet presents fairly the financial condition, assets, liabilities and stockholder's equity of Seller and each Center as of its date; each such statement of operations presents fairly the results of operations of Seller and each Center for the period indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 2.3 have been prepared in accordance with GAAP, consistently applied throughout the periods involved, are correct and complete, and are in accordance with the books and records of Seller and each of the Centers. Except as set forth in Schedule 2.3 hereto, neither
                                                ------------
Seller nor any Center is subject to any liability (including, without limitation, unasserted claims whether known or unknown and liabilities for federal, state or local income tax), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of the amount shown or reserved for on the balance sheets, other than liabilities of the same nature as those set forth on the balance sheets and reasonably incurred after the Balance Sheet Date (as defined below) in amount and in the ordinary course of business consistent with past practice and are not material in amount.

          2.4 Absence of Certain Developments. Except as contemplated by this Agreement or as otherwise set forth on Schedule 2.4 hereto, since
                                       ------------
December 31, 1996 (the "Balance Sheet Date"), the Business has been conducted in
                        ------------------
all respects only in the ordinary course of business of the Centers consistent with past practice. Except as set forth on Schedule 2.4 hereto, since the
                                           ------------
Balance Sheet

Date, there has been (a) no adverse change in the Purchased Assets or in the business, liabilities, operations, profits, condition (financial or otherwise) or prospects of Seller or the Centers, and, no fact or condition exists or is contemplated or threatened which might be expected to cause such a change in the future, and (b) no damage, destruction, loss or claim or condemnation or other taking adversely affecting any Purchased Asset.

          2.5. Tangible Personal Property; Title and Liens.
               -------------------------------------------

          (a) Set forth on Schedule 2.5(A) hereto is a list of all of the
                           ---------------
tangible personal property included in the Purchased Assets.

          (b) Seller has good title to all of the Purchased Assets, free and clear of all mortgages, liens, security interests, easements, encumbrances, equities, claims and obligations to other Persons (as such term and all other defined terms used herein and not otherwise defined are defined in Section 10.14) of every kind and character (any of the foregoing, a "Lien"), other than
                                                             ----
as set forth on Schedule 2.5(B)(1) hereto.  Upon delivery to Buyer on the
                ------------------
Closing Date of the instruments of assignment and transfer contemplated by this Agreement, Seller will thereby transfer to and vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Liens other than Liens, if any, created by Buyer and Liens set forth on Schedule 2.5(B)(1) (collectively,
                                             ------------------

"Permitted Liens"). Seller shall discharge and indemnify Buyer from and against
----------------
any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses resulting or arising from any Lien existing on the Closing Date (whether inchoate, or not, and whether perfected or not) on or with respect to any of the Purchased Assets other than any Permitted Lien. Except as set forth on Schedule 1.1 hereto, the Purchased Assets
                             ------------
constitute all assets and properties presently used in the operation of the Business as it is currently being operated.

          (c) No real property owned by Seller is used in the conduct of the Business, other than the property located at 1709 South Broad Street, Philadelphia, Pennsylvania, which is an Excluded Asset.

          2.6  Licenses and Authorizations.  Seller owns, holds or possesses all
               ---------------------------
foreign, federal, state or local governmental licenses, franchises, permits, privileges, approvals and other authorizations and licenses which are necessary to entitle it to own or lease the Purchased Assets and to operate and use the Purchased Assets to conduct and carry on the Business as presently conducted at the Centers (the "Licenses"). Set forth on Schedule
                  --------                 --------

2.6 hereto is a list and brief description of each of the Licenses. Each of the
---
Licenses is valid and in force and effect and, except as disclosed in
Schedule 2.6, may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, without default or forfeiture of any rights thereunder. No notice of cancellation, default or breach of or any dispute concerning any of the Licenses owned, possessed or held by Seller or of any event or condition or state of facts described in the next following sentence has been received by Seller with respect to any of such Licenses. There is not now pending, or to the knowledge of Seller threatened, any action to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Licenses. Seller and, to the best of its knowledge, its predecessors in interest have performed and fulfilled in all respects all of their respective obligations under each of the Licenses, and Seller is not aware of any event or condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of such Licenses or which permits or, after notice or lapse of time or both, would permit revocation or termination of any of such

Licenses or which would adversely affect any of the rights of Seller thereunder.

          2.7  Contracts and Other Instruments.  (a) Schedule 2.7(A) hereto sets
               -------------------------------       ---------------
forth a list of all contracts, agreements, instruments and leases to which Seller or any of the Stockholders is a party or by which it is bound, relating to the Business or the Purchased Assets or to which any of the Purchased Assets is subject (collectively, together with any contracts, agreements, instruments and leases entered into by Seller with respect to the Business or the Purchased Assets between the date hereof and the Closing Date consistent with the terms of this Agreement, being herein called the "Contracts"). Seller has provided Buyer
                                         ---------
with a true and complete copy of each Contract.

          (b) Each of the Contracts constitutes the valid and binding obligation of Seller and, to the best of Seller's and Stockholders' knowledge, the other party thereto, is in full force and effect. Seller has performed and fulfilled all of its obligations under each of such Contracts required to be performed as of the date hereof, is not in default or breach thereunder, and, to the knowledge of Seller and the Stockholders, no other party is in default or breach thereunder.

          2.8  Employees.  (a) Schedule 2.8(A) hereto contains (i) a list of the
               ---------       ---------------
names and relationships with Seller of all employees of Seller at each Center as of February 28, 1997, (ii) a descriptiontion of all agreements (oral or written) with such employees, (iii) the dates on which such employees commenced working for Seller, (iv) any increase in such employee's compensation since January 1, 1997, and (v) the compensation of such employees. Except as set forth on
Schedule 2.8(B) hereto, Seller is not a party to any collective
---------------
bargaining agreement, employment agreement, retirement plans (whether qualified or non-qualified), deferred compensation or severance (except to the extent that accrued vacation and accrued sick days may be deemed to be severance under applicable law) agreement, consulting or advisory agreement, confidentiality agreement or covenant not to compete (except as set forth in this Agreement) relating to the employees or otherwise relating to the Business.

          (b) Seller has complied in all material respects with all applicable laws, rules and regulations affecting the employment of labor, including, but not limited to, those relating to wages, hours, discrimination and the payment of social security, withholding and similar taxes, and is not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing. There are no controversies pending or threatened between Seller and any of its employees, or any labor unions or collective bargaining unit representing or purporting to represent any of its employees.

          2.9  Compliance with Laws; Litigation.  The Purchased Assets and their
               --------------------------------
uses comply with, and Seller with respect to the Purchased Assets and the operation of the Business and the Centers is in compliance with, all applicable laws, regulations, rules, or ordinances of, and all applicable judgments, writs, decrees, injunctions and orders of, any foreign, federal, state, local or other governments or court or governmental departments, commissions, bureaus, agencies or instrumentalities, including, without limitation, applicable Environmental Laws (as hereinafter defined). Seller is not, with respect to the Business, the Centers or the Purchased Assets, subject to any judgments, writs, decrees, injunctions or orders of any foreign, federal, state or local government or court or governmental department, commission, bureau, agency or instrumentality. Except as set forth on Schedule 2.9 hereto, there is no suit, action,
                       ------------
administrative proceeding, arbitration or other proceeding or governmental investigation,
including any medical board or similar professional body proceeding, involving Seller, the Stockholders or the Centers (including any medical professionals practicing at the Centers, whether or not the proceeding involves activities performed at the Centers) pending or, to the best knowledge of Seller and the Stockholders, threatened against Seller or the Stockholders or otherwise with respect to the Business, the Centers or the Purchased Assets (including, without limitation, any claim for malpractice) nor is there any basis for any of the same, and there are no suits, actions, administrative proceedings, arbitrations or other proceedings or investigations pending in which Seller or any of the Stockholders is the plaintiff or claimant relating to the Purchased Assets, the Business or the Centers. There is no suit, action, administrative proceeding, arbitration or governmental investigation involving Seller, the Stockholders, or the Centers pending or, to the best knowledge of Seller and the Stockholders, threatened, which questions the legality, validity or propriety of the transactions contemplated by this Agreement. As used herein, "Environmental
                                                              -------------
Laws" mean all federal, state or local statutes, laws, codes, rules,
----
regulations, ordinances, orders, standards, permits, licenses or requirements (including consent decrees, judicial decisions and administrative orders), presently in force, as amended or reauthorized, pertaining to the protection, preservation, conservation or regulation of the environment, or imposing requirements relating to public or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
                                                         ------
(S)9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42
        ------                                                        ----
U.S.C. (S)6901 et seq., the Emergency Planning and Community Right to Know Act
                                                             -------------
("Right-to-Know Act"), 42 U.S.C. (S)11001 et seq., the Clean Air Act ("CAA"), 42
                                          ------                       ---
U.S.C. (S)7401 et seq., the Federal Water Pollution Control Act ("Clean Water
               ------                                             -----------
Act"), 33 U.S.C. (S)1251 et seq., the Toxic Substances Control Act ("TSCA"), 15
---                      ------                                      ----
U.S.C. (S)2601 et seq., the Safe Drinking Water Act, 42 U.S.C. (S)300F et seq.,
               ------                                                  ------
and the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. (S)651 et seq.
                                             ----                     ------

          2.10 Machinery, Equipment and Supplies.  All machinery, equipment and
               ---------------------------------
supplies of Seller included in the Purchased Assets are in good and usable condition, ordinary wear and tear excepted.

          2.11  Insurance.  Schedule 2.11 hereto sets forth a list of all
                ---------   -------------
policies of insurance in force with respect to the Purchased Assets, the Centers and the Business. Seller has received no notices of any pending or threatened terminations with respect to such policies and Seller is in compliance with all conditions contained therein. All such policies are valid and enforceable and in full force and effect and are sufficient for all applicable requirements of law. All such policies will remain in full force and effect through the Closing Date.

          2.12 Environmental Matters.  There has been no (a) release or
               ---------------------
threatened release of any hazardous substance, pollutant or contaminant as each such term presently is defined by CERCLA, as amended, resulting from any activity by or on behalf of Seller, the Stockholders or any predecessor in interest, including but not limited to, the generation, handling, storage, treatment, transportation or disposal of any hazardous substance, pollutant or contaminant at the Centers; (b) past or future action taken or to be taken by any federal, state or local entity or by any private party under any federal, state or local statute, rule, regulation or guideline concerning the release of any hazardous substance, pollutant or contaminant into the soil, air, surface or subsurface waters or the environment in general from the Centers; and (c) claims or actions brought or which may be brought by any third party for damages occurring at or outside of the Premises resulting from the alleged release or threatened release of any hazardous substance, pollutant or contaminant by Seller or any predecessor in interest, including but not limited to, claims for health effects to persons, property damage and/or damage to natural resources; nor does Seller have any knowledge of any basis for any of the foregoing.

          2.13 Accounts Receivable.  Seller has good title, free and clear of
               -------------------
all Liens except Permitted Liens, to the receivables reflected on its balance sheets (the "Accounts Receivable"). The Accounts Receivable have arisen from
             -------------------
bona fide transactions entered into in the ordinary course of business, are collectible at their recorded amounts and are not in dispute or subject to defense, counterclaim or set-off. The Accounts Receivable are an Excluded Asset listed herein in Schedule 1.1.

          2.14 Brokers.  Neither Seller, the Stockholders nor any Affiliate of
               -------
Seller or the Stockholders has incurred any liability or obligation to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

          2.15 Capitalization.  The authorized capital stock of Seller consists
               --------------
of 1000 shares of common stock of which 100 shares are duly authorized, validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights created by statute, common law, Seller's Certificate of Incorporation or By-Laws, or any agreement to which Seller is a party or is bound or otherwise. There are no options, warrants or other rights to acquire shares or Seller's capital stock. Stockholders own jointly, by the entireties, all of the outstanding 100 shares of common stock. There are no holders of any shares of capital stock of Seller other than the Stockholders.

          2.16 Bulk Sales Laws.  No bulk sales law under the Uniform Commercial
               ---------------
Code or similar law of any state is applicable to the transactions contemplated by this Agreement.

          2.17 Taxes.  (a) Seller has timely filed or will timely file all
               -----
returns and reports required to be filed by it with any taxing authority with respect to Taxes (as hereinafter defined) (as for any period ending on or before the Closing Date), taking into account any extension of time to file granted to or obtained on behalf of Seller, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Closing Date have been paid or will be paid when due, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Seller, (d) all liability for Taxes of Seller that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 2.3 hereof have been paid or adequately reserved for on such financial statements, and (e) no Tax return or reports of Seller are under examination. As used herein, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

          2.18 Certain Business Practices.  As of the date hereof, neither
               --------------------------
Seller nor, to the knowledge of Seller and the Stockholders, any directors, officers, agents or employees of Seller has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, or (iii) made any other unlawful payment.

          2.19 No Referrals by Interested Parties.  From and after January 1,
               ----------------------------------
1995 and through the Closing Date, there have been no referrals of Medicare or Medicaid patients to the Seller by physicians owning equity interests in the Seller or any Center or having any financial relationship with the Seller or any Center.

          2.20 Related Party Transactions.  Schedule 2.20(A) specifies all
               --------------------------   ----------------
entities that have transacted business with (a) the Seller or any Center or (b) patients of the Seller or any Center, that are "related" through common ownership or control to the Seller or any Center under the Medicare definition of such term, or the definition of such term under the Medicaid program of any State. For each such entity, Schedule 2.20(A) also states the nature of the transaction and the nature of the relationship, including, but not limited to, the percentage of common ownership or relationship that creates control. Attached to Schedule 2.20(A) are all contracts or written agreements between such entities and the Seller or any Center.

          2.21 Books and Records.  The books of account and other financial
               -----------------
records of Seller and each Center are in all material respects complete and correct, are maintained in accordance with good business practices and all laws applicable to Seller, and are accurately reflected in the financial statements of Seller and each Center. The minute books of Seller contain accurate records of all meetings, and accurately reflect all other corporate action of the shareholders and directors of Seller.

          2.22 Intellectual Property.  Schedule 2.22 lists or describes all
               ---------------------   -------------
patents, trademarks, service marks, trade names, copyrights and applications therefor, inventions, discoveries, processes, technology, know-how, trade secrets and other proprietary rights (collectively, "Intellectual Property
                                                     ---------------------
Rights") owned or licensed by the Seller and used in, or otherwise necessary to
------
the conduct of, the Business as of the date hereof. The Seller owns or has the right to use all Intellectual Property Rights, free of any Liens, such use does not conflict with or violate any valid patent, trademark, service mark, trade name or copyright of third parties, and the Seller has not received any notice of a conflict with the asserted rights of others in connection with Intellectual Property Rights. None of the Intellectual Property Rights is being infringed by any third parties. Except as set forth in Schedule 2.22, the Seller is not obligated to pay any royalty or license fee to any Person in order to use any of the Intellectual Property Rights.

          2.23 Conditions of Participation.  All claims for reimbursement for
               ---------------------------
services rendered by the Seller have been submitted to third parties in compliance with applicable Laws and regulations. Seller, for all programs for which it participates, has met and does meet, without material exception, the requirements for participation in all Medicare and Medicaid programs in the states in which the Business is conducted and are certified for participation in such programs. To the best of Seller's and the Stockholders' knowledge, there is not any pending or threatened proceeding or investigation under such programs involving Seller. Neither Seller nor the Stockholders have knowledge of any condition relating to Seller which constitutes a material deficiency under any state Medicaid program or the Medicare program or any other state or Federal law relating to the licensing or operation of the Seller. The Seller is in material compliance, without obtaining waivers, variances or extensions, with the standard requirements, conditions and regulations for participating in any state Medicaid program and the federal Medicare program, and state licensure laws for diagnostic imaging centers. All deficiency reports, inspection reports and citations issued for the past three years are listed on Schedule 2.23, each of
                                                        -------------
which has been previously furnished to Buyer or will be furnished to the Buyer prior to Closing.

          2.24  Disclosure.  All representations and warranties made by Seller
                ----------
or the Stockholders to the Buyer, whether or not in writing, are and when made were true, accurate and complete.

          2.25 Timely Filing of Reports.  Seller and the Stockholders have
               ------------------------
timely filed, or caused to be filed, all requisite claims and other reports required to be filed by Seller, the Stockholders and their Affiliates in connection with all state and federal Medicare and Medicaid programs due on or before the date of this Agreement, and said claims and reports are complete and correct. Seller, the Stockholders and their Affiliates have met and continue to meet the conditions for participation in the Medicare and Medicaid programs. None of the Seller, the Stockholders or their respective Affiliates have been subject to, or received written threats of, loss of waiver of liability for utilization review denials with respect to any such program during the past three (3) years nor has Seller, the Stockholders or any of their respective Affiliates received notice of pending or written threats of investigation by, or loss of participation in, any such programs. There are no claims, actions, payment reviews or appeals pending or threatened before any commission, board or agency including without limitation any intermediary or carrier, the administrator of the Department of Health and Human Services, Health Care Financing Administration, or the Pennsylvania or New Jersey Departments of Health or Human Services, with respect to any Medicare or Medicaid claims filed by Seller, the Stockholders or any of their respective Affiliates on or before the date of this Agreement concerning program compliance matters, which would have a materially adverse effect on Seller, Buyer, the Business, the Purchased Assets, the Centers, the operation thereof, or the consummation of the transactions contemplated hereby. No validation review or program integrity review relating to Seller, the Stockholders and/or any of their respective Affiliates has been conducted by any commission, board or agency in connection with the Medicare or Medicaid programs and no such reviews are scheduled, pending, or threatened, and none of Seller, the Stockholders or any of their respective Affiliates has received any written notice or threat of any such action against or affecting Seller, the

Stockholders, the Business, the Centers or the Purchased Assets, or the consummation of the transactions contemplated hereby.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Seller and the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller and the Stockholders and agrees as follows:

          3.1  Organization.  Buyer is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted. Buyer is an indirect wholly-owned subsidiary of Medical Resources, Inc.

          3.2  Authority to Effect Transactions.  (a) Buyer has all requisite
               --------------------------------
corporate power and authority to execute, deliver and perform this Agreement and Buyer's Closing Documents. All necessary corporate action on the part of Buyer has been duly taken to authorize the execution, delivery and performance of this Agreement and Buyer's Closing Documents. This Agreement has been duly authorized, executed and delivered by Buyer, and is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Buyer's Closing Documents have been duly authorized by Buyer and, upon execution and delivery by Buyer as contemplated hereby, will be the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

          (b) Except as set forth in Schedule 3.2 hereto, (i) no consent,
                                     ------------
authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulating body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Buyer is a party or by which it is bound, is required for the execution, delivery or performance by Buyer of this Agreement or any of Buyer's Closing Documents or in connection therewith or for consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance by Buyer of this Agreement or any of Buyer's Closing Documents, nor the consummation of the transactions contemplated hereby or thereby (w) conflicts with or will conflict with or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (x) constitutes or will constitute a default under,
(y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) the certificate of incorporation or by-laws, each as amended to date, of Buyer, (B) any law, statute, rule, regulation, order, award, judgment or decree to which Buyer is subject, or (c) any contract, agreement, instrument, lease or license to which Buyer is a party or by which it is bound.

          3.3  Litigation.  Except as set forth on Schedule 3.3 hereto, there is
               ----------                          ------------
no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending or, to the best knowledge of Buyer, threatened against Buyer, the Limited Guarantor or any MRI Group Entity, which questions the legality, validity or propriety of the transactions contemplated by this Agreement.


                                   ARTICLE 4

             CONDUCT OF BUSINESS AND TRANSACTIONS PRIOR TO CLOSING

                 Between the date hereof and the Closing Date:

          4.1  Access.  Seller shall (a) afford to the officers, stockholders,
               ------
employees, consultants, attorneys, agents, engineers, accountants and other representatives ("Agents") of Buyer and of any prospective lenders or to
                  ------
investors in Buyer or its Affiliates (the "Buyer's Lenders and Investors") free
                                           -----------------------------
and full access to the properties, assets, books and records of Seller relating exclusively or primarily to the Centers and the Purchased Assets, (b) permit them to make extracts from and copies of such books and records and (c) from time to time furnish to Buyer, Buyer's agents or Buyer's lenders and investors such financial and operating data and other information concerning the results of operations of the Centers and the Business as Buyer may reasonably request including all interim financial statements with respect to the Centers. No investigation by or on behalf of Buyer shall affect the representations and warranties of Seller hereunder.

          4.2  Conduct of Business.  Seller and Buyer shall refrain from taking
               -------------------
any action which would render any of their respective representations and warranties inaccurate as of the Closing Date, except for changes therein permitted by this Agreement or resulting from transactions carried out pursuant to this Agreement. Each party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened, brought, asserted or commenced of which it becomes aware that would have been listed, in the case of Seller, on Schedule 2.9 hereto or, in the case of Buyer, on Schedule 3.3 hereof,
           ------------                                     ------------
if such action, suit, proceeding or investigation had arisen or were in existence on or prior to the date hereof. Seller shall act diligently and reason ably (a) to preserve the Purchased Assets intact, (b) to keep available, if so requested by Buyer, the services of the present personnel of the Centers and (c) to preserve the goodwill of suppliers and customers of the Centers and others having business relations therewith. Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller shall conduct the business and operations of the Centers in all respects only in the ordinary course and substantially as presently operated. Notwithstanding the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller shall not, with respect to the Purchased Assets, sell, lease, transfer or otherwise dispose of (including transfers to any Affiliates of Seller), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any Purchased Assets. In addition, Seller shall ensure that all liabilities and obligations to vendors, lenders and other creditors are current and not past due (which shall mean, in the case of trade payables incurred in the ordinary course of business as permitted by this Agreement, paid in full within seventy-five (75) days of the date of invoice) and Seller and the Stockholders shall indemnify and hold Buyer harmless against all past due obligations of the Centers as of the Closing incurred prior to Closing. Additionally, pending the Closing, and except as otherwise specifically contemplated by this Agreement or agreed to in writing by Buyer, Seller:

     (i) shall not issue or sell rights (including, without limitation, conversion rights), options, warrants to purchase or to subscribe to, or enter into any arrangement or contract with respect to any of it securities;

     (ii) shall not declare, pay or set aside for payment any dividend or other distribution in respect to any of its securities or directly or indirectly redeem, purchase or otherwise acquire any shares of its securities;

     (iii) shall not enter into contracts or commitments involving in excess of $10,000 in the aggregate;

     (iv) will not grant any increase in compensation to any officer, employee or agent or enter into or amend any stock option plan or any employment or consulting agreement;

     (v) shall not dispose of or encumber any of its properties and assets;

     (vi) shall not merge or consolidate with any other corporation, or acquire any stock, business, or substantially all of the property or assets of any other person, firm, association, corporation or other business organization; and

     (vii) shall not do any act or omit to do any act which with or without the giving of notice or the passage of time, or both, would result in a breach of or default under any contract, commitment or obligation of the Seller.

          4.3  Maintenance.  Seller shall act reasonably and in accordance with
               -----------
its prior practice with respect to the Business to preserve, maintain in good and usable condition and insure and repair the Purchased Assets and the Centers in the ordinary course. In the event of any material loss of, or material damage to, tangible Purchased Assets or the Centers prior to the Closing, Seller shall either pay the lesser of the repair or replacement cost thereof to Buyer at the Closing or, at the option of Buyer, promptly repair or replace the lost or damaged Purchased Assets in order to minimize the interruption to the Business. If, despite the best efforts of Seller to repair or replace such lost or damaged Purchased Assets prior to the Closing Date, such repair or replacement is not completed prior to the Termination Date, then, at the option of Buyer, (a) this Agreement shall terminate, (b) the Termination Date shall be extended for an additional period not to exceed ten days or (c) Seller shall pay to the Buyer on the Closing

Date the lesser of the repair or replacement cost of the lost or damaged Purchased Assets.

          4.4  Consents and Approvals.  Seller shall act diligently and
               ----------------------
reasonably to secure the consents and approvals of any govern mental agencies and authorities and any other Persons, as set forth on Schedule 2.2(B) annexed
                                                       ---------------
hereto, required to be obtained in order to assign or transfer to Buyer, any contract or License included within the Purchased Assets or to otherwise satisfy the conditions set forth in Sections 5.4 and 5.6 hereof, provided, that Seller
                                                         --------
shall not make any agreement or understanding affecting the Purchased Assets, the Centers or the Business as a condition for obtaining any such consent or waiver except with the prior written consent of Buyer. Buyer shall act diligently and reasonably to cooperate with Seller to obtain the consents or approvals contemplated plated by this Section 4.4.

          4.5  Renewal of Contracts.  Seller shall consult with Buyer fully with
               --------------------
respect to the renewal of any Contracts that are scheduled to expire between the date hereof and the Termination Date and will not enter into any such renewals without the prior written consent of the Buyer.

          4.6  Stockholders Covenants.  Insofar as the Stockholders control the
               -----------------------
Seller, any covenant contained herein requiring action on the part of the Seller shall require the Stockholders to cause Seller to take such action.

          4.7  Financing Arrangement.  Seller shall provide Buyer with
               ----------------------
information concerning all oral and written financing arrangements to which Seller is a party. Seller shall permit Buyer to renegotiate the terms and conditions of any such financing arrangement which Buyer determines, in its sole discretion, should be renegotiated.

          4.8  Bulk Transfer Laws.  Seller shall comply in all respects with the
               -------------------
notification requirements with respect to a bulk transfer under Section 22(c) of the New Jersey State Sales and Use Tax Act and Section 15 of the New Jersey Business Personal Property Tax Act and any similar tax statute or law in any other state or jurisdiction in which a Center is located to the extent applicable to the transactions contemplated by this Agreement.

          4.9  South Broad Street Lease.  Seller shall enter into a written
               ------------------------
lease with Buyer in form acceptable to Buyer granting to Buyer, effective as of the Closing, a leasehold tenancy in the property known as 1709 South Broad Street, Philadelphia, for approximately ten thousand (10,000) square feet of the building but in no event less space than that which is now occupied by Seller. Buyer and Seller agree that such lease will (i) have a five (5) year term, (ii) during the first year of the five year term, require Buyer to pay a monthly rent of $4,993 together with customary "triple net" leasehold expenses, (iii) during the second through fifth years of the five year term, require Buyer to pay monthly a "fair market value" rent together with customary "triple net" leasehold expenses, as the parties shall, in good faith agree, or, if the parties are unable to agree, as determined by a majority of three M.A.I. real estate appraisers, one of which shall be selected by the Buyer, one of which shall be selected by Seller and the third of which shall be selected by the two appraisers selected by the Buyer and Seller. The costs, expenses and fees paid to such appraisers shall be shared equally by the Seller and Buyer. Annual rent following the second year of the five year term shall be increased at the beginning of the third, fourth and fifth years by a percentage of the prior year's annual rent based upon the published Consumer Price Index.

                                   ARTICLE 5

                       CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall be subject to the fulfillment of each of the following conditions as of the Closing Date unless otherwise waived by Buyer:

          5.1  Accuracy of Representations and Compliance With Conditions.  All
               ----------------------------------------------------------
representations and warranties of Seller and Stockholders contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Seller and the Stockholders; and Seller and the Stockholders shall have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          5.2  No Changes; Destruction of Property and Due Diligence.  Between
               -----------------------------------------------------
the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Business or any of the Purchased Assets; (b) no federal, state or local legislative or regulatory change adversely affecting the Business or the Purchased Assets; (c) no damage, destruction, loss or claim or condemnation or other taking adversely affecting the Business or the Purchased Assets that has not been repaired or replaced in accordance with Section 4.3 hereof; (d) no lawsuit, proceeding or claim filed or asserted against Seller that, if adversely determined, may have an adverse effect on the Business or the Purchased Assets and (e) no event or fact concerning the Seller, the Stockholders, the Centers or the Business shall have come to the attention of the Buyer during Buyer's and Buyer's counsel's due diligence investigation of the Centers and the Business, including, without limitation, any matters relating to, or arising out of, the due diligence review of the items listed on any Schedule hereto, that would cause the Buyer, in its reasonable judgment, not to proceed with the Closing.

          5.3  Opinion of Counsel for Seller.  Buyer shall have received from
               -----------------------------
counsel to Seller and the Stockholders, an opinion dated the Closing Date in the form set forth in Exhibit B hereto.
                  ---------

          5.4  Necessary Government Approvals.  The parties shall have received
               ------------------------------
all governmental and regulatory approvals, actions and consents, if any, necessary to consummate the transactions contemplated hereby.

          5.5  Assumption of Lease and Assumed Contracts.  The landlord of each
               -----------------------------------------
Center shall have agreed to the assumption by Buyer of the lease for such Center (collectively the "Leases"). The Assumed Contracts, including but not limited
                   ------
to equipment leases and maintenance contracts at each Center and all managed care contracts with the Contractor and others, shall be assigned to Buyer on terms satisfactory to Buyer.

          5.6  Necessary Consents.  The parties shall have received written
               ------------------
consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from all Persons whose consent is required therefor, as set forth on Schedule 2.2(B) or otherwise under any Contract.
                          ---------------

          5.7  Review of Proceedings.  All actions, proceedings, instruments and
               ---------------------
documents required to carry out the transactions contemplated by this Agreement or any other agreement to be executed and delivered by any of the parties hereunder or in connection herewith shall be subject to the reasonable approval of Buyer's counsel, and Seller shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto.

          5.8  Threatened or Pending Proceedings.  No proceedings shall have
               ---------------------------------
been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

          5.9  Authorization to Endorse Certain Checks.  Buyer shall have
               ---------------------------------------
received a duly executed letter from Seller in the form of Exhibit C annexed
                                                           ---------
hereto, dated the Closing Date, authorizing Buyer to endorse certain checks made payable to Seller or any Center.

          5.10  Deliveries Complete.  All documents required to have been
                -------------------
delivered by Seller to Buyer, including each of the certificates, instruments and documents listed on Schedule 5.10 hereto, and all
                        -------------
actions required under this Agreement to have been taken by Seller, at or prior to the Closing shall have been delivered or taken.

          5.11  Accounts Payable.  All trade and lender accounts payable
                ----------------
relating to the Business shall, as of the Closing Date, be current in accordance with Section 4.2. Seller shall indemnify

Buyer for indebtedness on any accounts payable which are more than seventy-five
(75) days past due.

          5.12  Closing Certificate.  On the Closing Date, Seller and the
                -------------------
Stockholders shall deliver to Buyer a certificate signed by the President of Seller and the Stockholders to the effect that: (a) all representations and warranties of Seller and the Stockholders contained in this Agreement are true and correct as if made on and as of such date, except (i) as a result of the taking of any action contemplated hereby, (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Seller has performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and
(c) each of the other conditions precedent to Buyer's obligations to close under this Agreement has been fulfilled.

          5.13  Employees.  Subject to Buyer's normal recruiting standards,
                ---------
anticipated needs and wage scale and fringe benefit program, Buyer shall consider each of Seller's employees employed at the Centers (the "Employees")
                                                                  ---------
for possible employment by Buyer at the applicable Center from and after the Closing Date. At least three business days prior to the Closing Date, Buyer shall deliver to Seller a list of those Employees that Buyer wishes to so employ and Seller shall use its best efforts to cause each such designated Employee to accept such employment. As to any Employees not entering into Buyer's employ on the Closing Date, Seller shall be solely responsible for (i) properly notifying such Employees of their termination, and (ii) making all severance and related payments, including but not limited to payments for accrued vacation and accrued sick days, if any.

          5.14 Management/Radiology Agreements.  The current radiologists at
               -------------------------------
each Center shall have executed a management agreement or radiology agreement with Buyer on terms and conditions satisfactory to the Buyer as of the Closing Date and existing shared services agreements shall, in the discretion of Buyer, either be assigned to Buyer or replaced by new agreements with the same parties thereto.

          5.15  Contractor Agreements.  Contractor shall have entered into one
                ---------------------
or more managed care contracts with Buyer in form and substance satisfactory to Buyer providing, among other things, that the Contractor shall utilize on an exclusive basis the radiology and other diagnostic imaging services offered by Buyer, the Limited Guarantor and their Affiliates at centers operating in the markets serviced by the Contractor which are currently owned or hereafter acquired by any of Buyer, the Limited Guarantor and their respective Affiliates.

          5.16  Satisfactory Completion of Legal Due Diligence.  Buyer's counsel
                ----------------------------------------------
shall have completed a due diligence review of the Business and the Centers and the results of such review shall be satisfactory to Buyer and its counsel.

          5.17 South Broad Street Lease.  Buyer and Seller shall have entered
               ------------------------
into the lease described in Section 4.9 hereof.


                                   ARTICLE 6

                      CONDITIONS TO OBLIGATIONS OF SELLER

                              AND THE STOCKHOLDERS

          The obligations of Seller and the Stockholders under this Agreement shall be subject to the fulfillment of each of the following conditions as of the Closing Date unless otherwise waived by Seller:

          6.1  Accuracy of Representations and Compliance With Conditions.  All
               ----------------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or

(b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Buyer; and Buyer shall have performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          6.2  Orders.  No order shall have been rendered enjoining or otherwise
               ------
restraining the consummation of the transactions contemplated hereby.

          6.3  Opinion of Counsel to Buyer.  Seller shall have received from
               ---------------------------
McCarter & English, counsel for Buyer, an opinion dated the Closing Date in the form set forth in Exhibit D hereto.
                  ---------

          6.4  Deliveries Complete.  All documents required to have been
               -------------------
delivered by Buyer to Seller, including each of the certificates, instruments and documents listed on Schedule 6.5 hereto, and all actions required under this
                        ------------
Agreement to have been taken by Buyer, at or prior to the Closing shall have been delivered or taken.

          6.5  Closing Certificate.  On the Closing Date, Buyer shall deliver to
               -------------------
Seller a certificate signed by the President (or a Vice President) of Buyer to the effect that: (a) all representations and warranties of Buyer contained in this Agreement are true and correct as if made on and as of such date, except (i) as a result of the taking of any action contemplated hereby, (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Buyer has performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and (c) each of the other conditions precedent to Seller's obligations to close under this Agreement has been fulfilled.

                                   ARTICLE 7

                       TRANSACTIONS SUBSEQUENT TO CLOSING

          7.1  Record Retention; Access.  (a) Buyer shall retain the books and
               ------------------------
records of the Centers and the Purchased Assets transferred to it hereunder for a period of not less than three (3) years; provided, however that Buyer shall
                                           --------  -------
have the right to dispose of or destroy any such books and records at any earlier time upon giving Seller reasonable notice of such intent and the right to obtain from Buyer those books and records which it intends to dispose of or destroy. Seller shall have the right, at the expense of Seller, (i) of reasonable access to and examination of such records and books for a period of three (3) years from and after the Closing Date upon reasonable notice to Buyer and during normal business hours and (ii) to make copies of such of the books, contracts and records included in the Purchased Assets as are in Buyer's possession which relate to any period prior to the Closing. With the approval of Buyer, which approval shall not be unreason ably withheld or delayed, Seller may remove from Buyer's possession the originals of such of the books and records included in the Purchased Assets as Seller may require, for use in litigation, provided that Seller shall indemnify Buyer against losses,
--------
expenses, or damages resulting from the loss, destruction or non-return of such books and records.

          (b) Seller shall retain the books and records of the Centers not transferred to Buyer hereunder for a period of not less than three (3) years; provided, however that Seller shall have the right to
                      --------  -------
dispose of or destroy any such books and records at any earlier time upon giving Buyer reasonable notice of such intent and the right to obtain from Seller those books and records which it intends to dispose of or destroy. Buyer shall have the right at the expense of Buyer, (i) of reasonable access to and examination of such records and books for a period of three (3) years from and after the Closing Date upon reasonable notice to Seller and during normal business hours, and (ii) to make copies of such books, contracts and records as are in Seller's possession. With the approval of Seller, which approval shall not be unreasonably withheld, Buyer may remove from Seller's possession the originals of such books and records as Buyer may require, for use in litigation, provided
                                                                       --------
that Buyer shall indemnify Seller against any losses, expenses or damages resulting from the loss, destruction or non-return of the same.

                                   ARTICLE 8

                        CONFIDENTIALITY AND NON-COMPETE

          8.1  Confidentiality.  (a)  Prior to and after the Closing, no party
               ---------------
to this Agreement shall directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, except for disclosures or notices, based upon the advice of counsel to the Limited Guarantor, to be made by the Limited Guarantor as a result of its public status, including, but not limited to a press release announcing the transaction contemplated by this Agreement. In the event this Agreement terminates without the purchase and sale of the Purchased Assets having taken place, the parties and their respective Affiliates and agents will
(i) hold in confidence and refrain from using all non-public information received in connection with the transactions contemplated in this Agreement, and (ii) promptly return all such non-public information and any and all copies thereof to the party to which such information relates. Seller and the Stockholders acknowledge that the common stock of Buyer's parent, the Limited Guarantor, is publicly traded and agree to refrain from using non-public information regarding this transaction in connection with the purchase or sale of such securities.

          (b) During the period commencing on the date hereof and ending ten years from the date hereof, neither the Stockholders, Seller nor any Affiliate of Seller or the Stockholders, shall disclose intentionally to anyone, or use or otherwise exploit for the Stockholders', the Seller's or any Seller's or Stockholders' Affiliate's benefit, or for the benefit of anyone other than Buyer or MRI Group Entities, (i) any confidential information of Buyer or MRI Group Entities relating to the Business or the Centers, including, without limitation, any trade secrets, customer lists, details of client or consultant contracts, marketing plans, product or service development plans, business acquisition plans of the Buyer or MRI Group Entities related to the Business, or (ii) any portion or phase of any technical information, ideas, "know-how", discoveries, product designs, computer programs (including source or object codes), processes, procedures, formulae or improvements relating to the Centers that is valuable, and whether or not in written or tangible form, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof (all such information, documents and materials being hereinafter called "Confidential Information").

          (c) The foregoing notwithstanding, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information that becomes generally available to the public, other than as a result of a disclosure by the Stockholders, Seller or any Affiliate of Seller or the Stockholders or any agent or other representative thereof, and (ii) business and technical methods applicable to diagnostic imaging businesses generally. Neither the Stockholders, Seller nor any Affiliate of Seller shall have any obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is required by law, and the Stockholders, Seller or any Affiliate of Seller or the Stockholders concerned shall provide Buyer with prompt notice of such requirement, prior to making any disclosure, so that the Buyer may seek an appropriate protective or restrictive order.

          (d) At the request of Buyer, the Stockholders and Seller agree to deliver to Buyer, at any time during the term of this Agreement, all Confidential Information which any of them may possess or control.

          8.2  Non-Competition/Noninterference.  During the period commencing on
               -------------------------------
the Closing Date and ending five (5) years after the Closing Date, none of the Stockholders, Seller or any Affiliate of Seller or the Stockholders shall, directly or indirectly:

          (a) anywhere within a fifteen (15) mile radius from any of the Centers, the Seller or any Affiliate of the Limited Guarantor or the Seller, own, manage, operate, advise (whether or not for compensation), control, or invest or acquire an interest in any business, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, lender, advisor, consultant, agent, investor or other participant, any business which offers diagnostic imaging services (a "Competitive Business");
             --------------------

          (b) solicit, induce or influence any customer, supplier, lender, lessor, or any other person or entity which has a business relationship with Buyer or any MRI Group Entity to discontinue or reduce the extent of such relationship with Buyer or any MRI Group Entity; or

          (c) (i) recruit, solicit, or otherwise induce or influence (A) any employee of Buyer or any MRI Group Entity to discontinue such employment with Buyer or any MRI Group Entity or

(B) any radiologist, who at the time has a business relationship with Buyer or any MRI Group Entity, to discontinue such relationship with Buyer or an MRI Group Entity, or (ii) employ or seek to employ, or cause any Competitive Business or permit any Competitive Business to employ or seek to employ any person who is then (or was at any time within six months prior to the date the Stockholders, Seller, or Affiliate of Seller or the Stockholders or the Competitive Business employs or seeks to employ such person) employed by Buyer or any MRI Group Entity.

          (d) Notwithstanding the foregoing, the provisions of this Section 8.2 will not be deemed breached merely because either Stockholders or Seller beneficially own, in the aggregate, not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by either Seller or the Stockholders, such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

          (e) Seller and the Stockholders each acknowledge and agree that in the event of any breach or likely breach of any of the covenants of Article 8 herein, the Buyer and any relevant Affiliate would incur damages in an amount difficult to ascertain and/or be irreparably harmed and could not be made whole solely by monetary damages. It is accordingly agreed that such persons, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to injunctive relief in respect of such breach or likely breach as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Article 8 herein and without the proof of actual damages. It is intended that full third party rights are granted under this provision.

          (f) Seller and the Stockholders each acknowledge and agree that the covenants and other provisions set forth in Article 8 herein are reasonable, including with respect to duration and subject matter, and that they are receiving valuable and adequate consideration for such covenants under this Agreement. The parties acknowledge that it is their intention that all such covenants and provisions be enforceable to the fullest extent possible under applicable law. If any of the provisions set forth in this Article 8 are found to be unenforceable in any instance, such finding or invalidity shall not effect the enforceability of any remaining provision and such unenforceable provision to the specific extent that it is unenforceable, shall be interpreted to extend only over the maximum period of time and to the maximum extent as to the which it is enforceable, in order to effectuate the parties' intention, as represented hereby, to the greatest extent possible.


                                   ARTICLE 9

                                INDEMNIFICATION

          9.1  Indemnity by Seller and Stockholders.  Each of Seller and
               ------------------------------------
Stockholders, jointly and severally, agrees to indemnify and hold harmless Buyer and its successors and assigns and its and their respective officers, directors, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (including Buyer, the "Buyer Indemnitees")
                                                        -----------------
against and in respect of any and all:

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Seller or the Stockholders contained in this Agreement or in any other agreement executed and delivered by Seller or the Stockholders hereunder or in connection herewith (ii) any obligation or liability of any nature, accrued or contingent, not assumed by Buyer in accordance with Section 1.4 of this Agreement, including but not limited to any trade and lender payable obligations incurred prior to the Closing Date, (iii) the application of appropriate health care laws as they pertain to the provision of services by the Centers prior to the Closing Date and (iv) any action by a stockholder of the Seller relating to the transaction contemplated hereby; and


          (b) claims, suits, actions and proceedings, including but not limited to professional liability claims, (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring on or prior to the Closing Date relating to the Purchased Assets or the operation or conduct of the Business.


          9.2  Indemnity by Buyer.  Buyer agrees to indemnify and hold harmless
               ------------------
Seller and the Stockholders and their successors and assigns and their respective partners, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders (including Seller, the "Seller
                                                              ------
Indemnitees") against and in respect of any and all:
-----------

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, or in any other agreement executed and delivered by Buyer hereunder or in connection here with and
               (ii) the liabilities assumed by Buyer pursuant to Section 1.4 of this Agreement; and

          (b) claims, suits, actions and proceedings (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occur ring after the Closing Date relating to the Purchase chased Assets or the operation or conduct of the Business except to the extent that same results from the breach of any representation or warranty of Seller hereunder.


          9.3  Defense of Claims.  Any Buyer Indemnitee or Seller Indemnitee
               -----------------
(the "Indemnified Party") seeking indemnification under this Agreement shall
      -----------------
give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail
      ----------                ------------
the facts giving rise to any claim for indemnification hereunder promptly upon learning of the existence of such claim. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, in such event, shall agree to pay and otherwise discharge with the Indemnitor's own assets all judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses related thereto; and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Without in any way limiting its obligations hereunder, if the Indemnitor does not assume the defense thereof, the Indemnitor shall similarly cooperate with the Indemnified Party in such defense or prosecution. The Indemnified Party shall have the right to participate in the defense or prosecution of any lawsuit with respect to which the Indemnitor has assumed the defense and to employ its own counsel therein, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action or (ii) such Indemnified Party shall have reasonably concluded that there exists a significant conflict of interest with respect to the conduct of such Indemnified Party's defense by the Indemnitor, in either of which events such fees and expenses shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. The Indemnitor shall have the right, in its sole discretion, to settle any claim solely for monetary damages for which indemnification has been sought and is available hereunder, provided that the
                                                            --------
Indemnitor
shall not agree to the settlement of any claim which constitutes the subject of a Claim Notice which settlement in the reasonable opinion of the Indemnified Party would have an adverse continuing effect on the business of the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any suit, which settlement the Indemnitor may, if it shall have assumed the defense of the suit, reject in its reasonable judgment within 10 days of receipt of such notice. Notwithstanding the foregoing the Indemnified Party shall have the right to pay or settle any suit for which indemnification has been sought and is available hereunder, provided that, if
                                                            --------
the defense of such claim shall have been assumed by the Indemnitor, the Indemnified Party shall automatically be deemed to have waived any right to indemnification hereunder.


                                   ARTICLE 9A

                                   CONTRACTOR

          9.1A Agreement of Contractor.  Insofar as permitted by existing law,
               -----------------------
Contractor hereby agrees that from and after the Closing Date, it shall utilize on an exclusive basis the radiology and other diagnostic imaging services offered by Buyer, the Limited

Guarantor and their Affiliates at centers operating in markets serviced by Contractor, currently owned or hereafter acquired by any of Buyer, the Limited Guarantor or their respective Affiliates.



                                 ARTICLE 10

                                 MISCELLANEOUS

          10.1   Payment of Sales, Use and Similar Taxes.  Seller shall be
                 ---------------------------------------
responsible for, and shall pay when due, all taxes (but excluding any income taxes), of any nature whatsoever, applicable to, or resulting from, the sale and purchase of the Purchased Assets hereunder.

          10.2 Expenses.  Each party hereto shall pay its own expenses incident
               --------
to the negotiation, preparation and consummation of this Agreement and all other agreements, instruments and documents executed and delivered by it hereunder or in connection herewith, including all fees and expenses of its or their respective counsel and accountants, whether or not the transactions contemplated hereby or thereby are consummated.

          10.3 Further Actions.  At any time and from time to time after the
               ---------------
Closing, each party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

          10.4 Survival.  The representations, warranties, covenants and
               --------
agreements contained in or made pursuant to this Agreement shall survive the Closing, except to the extent that they relate to a specified earlier date.

          10.5 Entire Agreement; Modification.  This Agreement (including the
               ------------------------------
Schedules and Exhibits hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

          10.6 Notices.  Any notice given pursuant to this Agreement shall be in
               -------
writing and mailed or delivered to the applicable party at the address indicated below:

               If to Seller:


               ATI Centers, Inc.
               900 East 8th Avenue
               Suite 200
               King of Prussia, PA  19406
               Attn:  Robert F. Carfagno


               with a copy to:


               Galen D. Hawk, Esq.
               2 East Thompson Avenue

               Springfield, PA 19406



               If to Stockholders:


               John A. Bennett, M.D.
               and Nance DiRocco
               1020 Indian Creek Road
               Wynnewood, PA 19096


               with a copy to:


               Galen D. Hawk, Esq.
               2 East Thompson Avenue
               Springfield, PA 19406
               If to Buyer:


               If to Contractor:


               Americare Health Services, Inc.
               900 East 8th Avenue
               Suite 200
               King of Prussia, PA  19406
               Attn:  John A. Bennett, M.D.


               with a copy to:



               Galen D. Hawk, Esq.
               2 East Thomson Avenue
               Springfield, PA 19406



               If to Buyer:


               ATI Resources, Inc.
               c/o Medical Resources, Inc.
               155 State Street
               Hackensack, New Jersey 07601


               Attention:  Mr. William D. Farrell
               with a copy to:


               McCarter & English
               Four Gateway Center
               100 Mulberry Street
               Newark, New Jersey 07101
               Attention:  Peter S. Twombly, Esq.



               If to Limited Guarantor:


               Medical Resources, Inc.
               155 State Street
               Hackensack, New Jersey 07601


               Attention:  Mr. William D. Farrell


with a copy to:


               McCarter & English
               Four Gateway Center
               100 Mulberry Street
               Newark, New Jersey 07101
               Attention:  Peter S. Twombly, Esq.

or at such other address as either such party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto. Unless this Agreement specifically provides otherwise, all such notices shall be deemed effective (a) if given by mail, 3 days following the date such notice is mailed by registered or certified mail, return receipt requested or (b) if delivered in person, when so delivered at the aforesaid address. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

          10.7 Waiver.  Any waiver must be in writing, and any waiver by any
               ------
party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          10.8 Binding Effect; Assignment.  (a) Neither this Agreement nor any
               --------------------------
of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and any purported assignment without such consent shall be void; provided, however, that
                                                         --------  -------
notwithstanding the foregoing, Buyer may, without the consent of Seller, assign any or all of its rights hereunder, including, without limitation, its rights to acquire any Center and the business and properties relating thereto, to any of its Affiliates or assign, following the Closing, the business and properties of any Center to any of its Affiliates.



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

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

          10.9 Separability.  If any provision of this Agreement is invalid,
               ------------
illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.

          10.10 Headings.  The headings in this Agreement are solely for
                --------
convenience of reference and shall be given no effect in the construction and interpretation of this Agreement.

          10.11 Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.12 Governing Law.  This Agreement shall be construed and enforced
                -------------
in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws.

          10.13 Incorporation by Reference.  The Schedules and Exhibits attached
                --------------------------
hereto and the letters referred to herein as having been executed or delivered concurrently with the execution of


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

this Agreement are an integral part of this Agreement and are incorporated herein by reference.

          10.14 Definitions.  As used herein, the following terms shall have the
                -----------
meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

          "Affiliate" of a Person shall mean any other Person controlling,
           ---------
controlled by or under common control with such Person.

          "Key Employee" shall mean any person who is employed in a management,
           ------------
executive, supervisory, marketing or sales capacity for another person.

            "MRI Group Entity" shall mean any entity in which the Buyer, the
            -----------------
Limited Guarantor, any direct or indirect subsidiary of the Limited Guarantor, or any such other entity has a significant direct or indirect equity or financial interest at any time during the term of this Agreement.

          "Person" shall mean and include any individual, partner ship, firm,
           ------
corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

          "Stockholders" shall mean John A. Bennett, M.D. and Nance DiRocco, his
           ------------
wife.

          "Transaction Documents" shall mean this Agreement, the Bill of Sale,
           ---------------------
Assignment and Assumption Agreement, and any other documents and certificates delivered and executed in connection herewith and therewith.

                                   ARTICLE 11

                                LIMITED GUARANTY

          11.1 Limited Guaranty.  The Limited Guarantor herewith unconditionally
               ----------------
guarantees Buyer's obligations of payment after Closing for the obligations assumed by Buyer as set out in Article 1.3(b)(i) (entitled "Pre-Tax Net Income (Other than Absecon)") including Subsections 1.3(b)(i)(A), 1.3(b)(i)(B), 1.3(b)(i)(C) and 1.3(b)(i)(D) contained therein; Subsection 1.3(b)(ii) (entitled "Absecon Center") including Subsections 1.3(b)(ii)(A), 1.3(b)(ii)(B) and 1.3(b)(ii)(C) contained therein; and Subsection 1.3(b)(iii) (entitled "Pre-Tax Net Income; Annualized Pre-Tax Net Income") including Subsections 1.3(b)(iii)(A),

1.3(b)(iii)(B) and 1.3(b)(iii)(C) contained therein. This Article 11 is a limited guaranty of payment and is limited to the obligation of the Limited Guarantor to meet the obligations of payment which are set above and which obligations the Buyer cannot or will not make after the Closing. This limited guaranty will survive the insolvency of the Buyer and any involuntary or voluntary bankruptcy, or like condition of insolvency or fiscal incapacity which would otherwise prevent, delay or forestall the payments guaranteed in this
Article 11.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first written above.

                              ATI CENTERS, INC.



                              By:______________________________

                                 John A. Bennett, M.D.

                                 President





                              _________________________________
                              John A. Bennett, MD (Stockholder)



                              _________________________________
                              Nance DiRocco (Stockholder)



                              ATI RESOURCES, INC.



                              By:_____________________________






                              AMERICARE HEALTH SERVICES, INC.



                              By:_____________________________

                                 John A. Bennett, M.D.

                                 President




                              MEDICAL RESOURCES, INC.

                              By:_____________________________

                                 William D. Farrell
                                 President and Chief Operating
                                 Officer